Exhibit 99.1

BODi Announces Second Amendment to Credit Facility

EL SEGUNDO, Calif., August 6, 2026 -- The Beachbody Company, Inc. (NASDAQ: BODI) ("BODi" or the "Company"), the proactive wellness company delivering nutrition, supplements, and proven fitness programs that help people take control of their health inside and out, today announced it has entered into a second amendment to its credit agreement with Tiger Finance, LLC, as administrative agent and collateral agent. This modification continues to enhance the Company's financial flexibility through amended covenant terms.

The amendment further streamlines the financial covenant structure, eliminates the billings fixed charge coverage ratio covenant, and adjusts certain other financial covenants, including the minimum digital subscriptions level and the Three Month Total Billings Target. The amended covenants for the Three Month Total Billings target and the minimum Digital Subscriptions level will not be tested if the Company’s cash balance is above $22.5 million. The second amendment reduced the cash balance required to not test these two covenants by approximately $7 million as of the date of the second amendment. The Company must maintain a minimum liquidity level of $18 million, which will decrease by approximately $0.2 million monthly beginning March 1, 2027 to $16 million.

Mark Goldston, Executive Chairman of The Beachbody Company, commented “We continue to value our relationship with Tiger Finance as a creative, resourceful and supportive partner to BODi. This amendment gives us additional flexibility to execute on our growth strategies as we build on the progress we've made in 2026.”

Carl Daikeler, Co-Founder and Chief Executive Officer added: “This amendment reflects the continued strengthening of our balance sheet and supports our ability to invest in growth, including our nutrition and retail initiatives, without compromising the financial discipline that has defined our turnaround.”

The Company's cash position of $36.6 million on March 31, 2026, exceeded its $23.6 million debt level by $13.0 million. This strong financial position demonstrates the success of its financial transformation and positions BODi for its planned growth initiatives in 2026.

About BODi and The Beachbody Company, Inc.

BODi is the proactive wellness company delivering nutrition, supplements and proven fitness programs that help people take control of their health inside and out. With nearly three decades of experience, BODi, formerly Beachbody, has evolved from a leader in home fitness into a comprehensive health and fitness ecosystem designed to help people achieve their goals and lead healthier, more fulfilling lives. Anchored by science-backed nutrition solutions like Shakeology and supported by its portfolio of proven fitness and habit-building programs, including P90X and INSANITY, BODi is creating a more accessible and effective path to long-term health.

Exhibit 99.1

Since its inception, BODi has supported more than 30 million customers in achieving lasting results. The company continues to innovate across nutrition and digital fitness to deliver simple, proven solutions for modern lifestyles.

To subscribe and shop, visit BODi.com. For company and investor information, please visit TheBeachbodyCompany.com.